Exhibit 4.02

AMYRIS, INC.
PROMISSORY NOTE

$8,000,000	Issuance date: July 10, 2019

AMYRIS, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to FORIS VENTURES, LLC, or registered assigns (the “Holder”), the principal sum of Eight Million Dollars ($8,000,000), or such lesser amount as shall then equal the outstanding principal amount hereunder, on December 31, 2019 (the “Maturity Date”) and to pay interest thereon, from the date of this Note, or from the most recent date to which interest has been paid on this Note, at the rate of twelve and one-half percent (12.5%) per annum (calculated on a simple interest basis) until the Maturity Date or the earlier repayment or other satisfaction of this Note.
       Payment of the principal of this Note shall be made upon the surrender of this Note to the Company at its chief executive office (or such other office within the United States as shall be designated by the Company to the holder hereof) (the “Designated Office”) on the Maturity Date or such earlier date in accordance with the terms of this Note. All amounts payable in cash with respect to this Note shall be made by wire transfer to the holder, provided that if the holder shall not have furnished wire instructions in writing to the Company no later than the business day immediately prior to the date on which the Company makes such payment, such payment may be made by U.S. dollar check mailed to the address of the holder as such address shall appear in the Company register. Notwithstanding anything contained herein or in any common stock purchase warrant issued by the Company to the Holder and outstanding as of the date hereof (each, a “Warrant”) to the contrary, the Holder shall be permitted, upon written notice to the Company, to pay the exercise price for any shares of the Company’s common stock, par value $0.0001 per share, issuable upon exercise of any Warrant (the “Warrant Shares”) by surrendering to the Company all, or any portion, of this Note and all or such portion of the outstanding amounts due pursuant to this Note, as applicable, shall be cancelled in exchange for the payment of the exercise price for such Warrant Shares and, if the Holder surrenders less than all of this Note, the Company shall promptly thereafter issue to the Holder a new promissory note for the remaining amounts under this Note.
     This Note was issued pursuant to the Credit Agreement, dated as of July 10, 2019 (as amended from time to time, the “Agreement”), by and between the Company and the original holder of this Note and is subject to provisions of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement.
1.  Redemption.  This Note is subject to redemption, in whole or from time to time in part (in any amount that is an integral multiple of $1,000), upon not less than five (5) days’ prior written notice in the manner provided in Section 4(b) hereof, at the election of the Company, at a redemption price of 100% of the amount hereof, together with accrued and unpaid interest to, but excluding, the redemption date.
2.  Certain Covenants. Until the Obligations hereunder are paid or otherwise satisfied in full:

(a)
The Company will maintain or cause to be maintained its corporate or other organizational existence and good standing in its jurisdiction of incorporation and maintain its qualification in each jurisdiction where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(b)
The Company will comply with all applicable statutes, regulation and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not have, and which would not reasonably be expected to have, a Material Adverse Effect.

(c)
The Company will cause the proceeds of the loans evidenced under this Note to be used solely (a) as working capital and (b) to fund the Company’s general business requirements, and not for personal, family or household purposes.

(d)	The Company will execute any further instruments and take any further action as the Holder reasonably requests to effect the purposes of this Note or the Agreement.

    3.  Events of Default.

(a)
“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)	default in the payment of any amount upon this Note when it becomes due and payable;

(ii)
default in the performance, or breach, of any covenant of the Company herein (other than a default in the performance or breach of which is specifically dealt with elsewhere in this Section 3(a)) and continuance of such default or breach for a period of 10 days;

(iii)
the commencement against the Company of an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent and such case or proceeding is not dismissed or stayed within 45 days;

(iv)
the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either the Company, or the filing by either the Company of a petition or answer or consent seeking reorganization or similar relief under any applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by either the Company of an assignment for the benefit of creditors, or the admission by either the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action;

(v)
The Company or any Person acting for the Company makes any representation, warranty, or other statement now or later in this Note or the Agreement or in any writing delivered to the Holder or to induce the Holder in connection with this Note, the Agreement or any other document entered into in connection with this Note or the Agreement or to enter this Note, the Agreement or any other document entered into in connection with this Note or the Agreement, and such representation, warranty, or other statement is incorrect in any material respect when made; or

(vi)
at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of fifty percent (50.0%) or more of the ordinary voting power for the election of directors of the Company (determined on a fully diluted basis).

(b)
Upon the occurrence and during the continuance of an Event of Default, the Holder may (a) declare all Obligations hereunder immediately due and payable (but if an Event of Default described in Section 3(a)(iv) or 3(a)(v) occurs all Obligations hereunder are immediately due and payable without any action by the Holder) and (b) exercise all rights and remedies available to the Holder under this Note, the Agreement or at law or equity. The Company will give the Holder notice, within five (5) business days of the occurrence thereof, of any Event of Default of which it is or becomes aware. Such notice shall be given in the manner provided in Section 4(b).

4.  Other.

(a)
No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times and places herein prescribed or to repay or otherwise satisfy this Note as herein provided.

(b)
The Company will give prompt written notice to the Holder of any change in the location of the Designated Office. Any notice to the Company or to the Holder shall be given in the manner set forth in the Agreement.

(c)
The transfer of this Note is registrable on the register maintained by the Company upon surrender of this Note for registration of transfer at the Designated Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Such securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. No service charge shall be made for any such registration of transfer, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith. Prior to due presentation of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner thereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

(d)	This Note shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the conflicts of law provisions of the State of California.
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Exhibit 4.02

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.
Dated: July 10, 2019

AMYRIS, INC.
By:	/s/ Kathleen Valiasek
Name:	Kathleen Valiasek
Title:	Chief Business Officer